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                                                                   EXHIBIT 99.1


FROM:    Health Fitness Corporation
         3600 American Boulevard West, Suite 560 o Minneapolis, Minnesota 55431

CONTACT: Wes Winnekins, CFO
         952.897.5275 o wes.winnekins@hfit.com

         Dennis McGrath o 651-646-4115 o dennis@mcgrath-bucklely.com


HEALTH MANAGEMENT INDUSTRY LEADER GREGG LEHMAN JOINS HEALTH FITNESS CORPORATION'S BOARD OF DIRECTORS

MINNEAPOLIS, Sept. 25 -- Gregg O. Lehman, a nationally recognized leader in the health management sector of the health care industry, has been elected to the board of directors of Health Fitness Corporation (OTC Bulletin Board: HFIT -
News).

Lehman, who has 20 years of executive level experience in the healthcare industry, currently serves as chairman, president and CEO of INSPIRIS, a Nashville-based specialty care management company that provides care to frail Medicare Advantage members in long term care facilities.


Previously, he was president and CEO of Gordian Health Solutions, Inc. a Nashville company dedicated to improving the health of employees and dependents for employees and health plans. Earlier, he served as president and CEO of the National Business Coalition of Health, a Washington D.C.-based movement of 90 employer led coalitions seeking better quality and more cost effective healthcare for employees. He has held similar leadership positions with other major health centers, healthcare purchasing organizations and a strategic healthcare consulting firm.


From 1976 to 1985, Lehman served, in succession, as vice president of business administration/development, executive vice president and then president of Taylor University, a private undergraduate liberal arts university in Indiana with over 2,500 students and 35 employees. He has a Ph.D. and an M.S. from Purdue University in Higher Education Administration with minors in Economics and Finance and a B.S. in Business Management and Marketing from Indiana University. He has won numerous honors in the health care industry and serves on boards of a large number of educational and patient care associations and councils. He has also authored many professional articles on employee health benefit issues.


"Health Fitness Corporation is pleased to have a nationally recognized health care executive such as Gregg Lehman, join its board," said HFC board chair Mark
W. Sheffert. "We are most eager to add his extraordinary expertise and experience to the governance and direction of this company, as HFC continues its rapid expansion beyond fitness management into employee-employer focused comprehensive health management services."


About The Company

Health Fitness Corporation is a leading provider of fitness and health management services to corporations, hospitals, and communities. Serving clients for over 30 years, HFC provides fitness and health management services to more than 400 on-site and remote locations across the U.S. and Canada. For more information about Health Fitness Corporation, go to http://www.hfit.com.